EXHIBIT 99.1

 WEINGARTEN REALTY
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

Weingarten Realty Announces Solid First Quarter 2009 Results

Houston, April 27, 2009 --- Weingarten Realty (NYSE: WRI) announced today the results of its first quarter ended March 31, 2009.

Net income, on a diluted, per share basis was $0.38 for the first quarter of 2009, compared to $0.32 per share for the same period of 2008.  Funds from Operations (“FFO”), on a diluted per share basis, grew to $0.77 for the first quarter of 2009, up 1.3% from the prior year.  “We are excited to post solid results even in these turbulent economic conditions” stated Drew Alexander, President and Chief Executive Officer.

Operating and Financial Highlights

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The portfolio remains resilient in spite of the difficult economic environment due, in part, to our highly diversified tenant base with its significant supermarket component.  Overall occupancy was 91.5% at the end of the first quarter of 2009 compared to 92.6% during the fourth quarter of 2008. Occupancy for the retail properties was down to 91.7% from 93.0% in the prior quarter and industrial occupancy was also down slightly to 90.9% compared to 91.6% in the fourth quarter of 2008;

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In the first quarter the Company completed the sale of a portion of Wyoming Mall in Albuquerque, New Mexico which produced merchant build income of $9.6 million, net of tax.  Subsequent to quarter end, WRI closed on the sale of our interest in one of our new developments for $15 million generating additional merchant build income of $3.9 million.  These gains achieve our full year merchant build guidance of $0.14 per share, net of tax (pre-offering per share number).  The Company does not anticipate any significant amount of merchant build gains in the balance of 2009;

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In conjunction with the closing of the final four properties into the Hines joint venture, the Company completed loan assumptions on each of the properties, transferring the secured debt totaling $34.6 million to the joint venture during the first quarter;

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The Company locked the interest rate on a $103 million secured debt commitment from a major life insurance company. The loan will have a term of 8.5 years and will be secured by four properties with an interest rate of 7.49%;

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Subsequent to quarter end, the Company sold 32.2 million common shares which includes the exercise of the over-allotment option by the underwriters, providing new liquidity of $439.3 million.  In conjunction with this offering the quarterly dividend was also adjusted to $0.25 per share or $1.00 per share on an annualized basis.

Dividends

The Company previously paid a cash dividend on common shares of $0.525 per share in the first quarter of 2009.  The Board of Trust Managers declared a second quarter cash dividend of $0.25 per share.  On an annualized basis, this represents a dividend of $1.00 per share.  The Company’s revised dividend was based, in part, upon our estimate of taxable income for 2009.  This estimated taxable income, which must be distributed in order to satisfy REIT requirements, includes taxable income from our operating properties, capital gains from completed property sales, and projected capital gains from property sales we currently have under contract or letters of intent.  Assuming a $0.25 per share dividend for the remainder of the year, the full year projected cash dividend for 2009 would be $1.275 per share, which would approximate our minimum dividend obligation.  The Company anticipates disposing of properties in addition to what we currently have under contract or letters of intent.  In the event significant capital gains are generated from these additional dispositions, the Company may need to declare a “special” dividend in later periods in order to satisfy REIT requirements.  The Company would consider paying all or part of any “special” dividend in common shares.

Drew Alexander, President and Chief Executive Officer, stated “The dividend change was a tough decision for the management team.  However, in the interest of continually increasing long-term value for our shareholders, we believe the best course of action for the Company is to preserve and increase liquidity in this credit-restricted market.  Our new cash dividend policy is a sound balance for the Company between distribution and retention as we navigate through this national recession. Once the economy stabilizes, the Company will again be in a great position to increase the dividend.  In the interim, this strategy will allow Weingarten to further improve our liquidity going forward.”

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All common and preferred dividends are payable on June 15, 2009 to shareholders of record on June 8, 2009.

Existing Portfolio

Leasing demand remains steady and slightly above our 2009 forecast.  Rental rates remained solid during the first quarter of 2009 as the Company completed 272 new leases and renewals, totaling 1.6 million square feet.  For leases commenced during the quarter, the average rental rate increased 9.2% on a GAAP basis.

Same property net operating income (NOI) declined 2.6% in the first quarter, with retail properties declining 2.5% and industrial properties declining 2.8%. The decrease in same property NOI was primarily a result of lower average occupancy for the quarter and increased bad debt expense due to tenant bankruptcies.

"We continue to aggressively seek new business using cold calls, email blasts, internet listing vehicles, direct mail, broker relationships and global tenant meetings.  These efforts are bearing fruit as we are continuing to lease space even in these challenging times.” said Johnny Hendrix, Executive Vice President of Asset Management

New Development

The Company’s new development pipeline at the end of the first quarter of 2009 includes 25 properties at various stages of development with an estimated Weingarten investment of $466 million when completed. Weingarten has invested $389 million in these projects to date and is therefore 83% funded with only $77 million left to complete all properties.  The Company also projects that five (four retail shopping centers and one industrial project) of our 25 projects currently under development will be stabilized by the end of 2009.  The four retail projects are currently 92% leased, including tenant-owned square footage. Each of the remaining 20 projects stabilizing in 2010 and beyond have anchor tenants secured, with the overall pipeline 65% leased, inclusive of anchor tenants not owned.

Portfolio Enhancements

Dispositions totaled $48.4 million in the first quarter, representing five properties. These transactions included $27.0 million from two operating properties, with an average cap rate of 7.6% and merchant build sales of $21.4 million from three other transactions.  Subsequent to quarter end, the Company closed on the sale of our interest in one of our new developments for $15 million, generating merchant build income of $3.9 million.  The company also completed dispositions of operating properties totaling $8.5 million subsequent to quarter end.

Balance Sheet

Subsequent to quarter end, the company sold 32.2 million common shares.  The Company intends to use the net proceeds from the sale of $439.3 million to reduce borrowings outstanding on its revolving credit facility and for general corporate purposes.

“This offering provided the company with a sizable amount of new capital and while we remain focused on our efforts to provide liquidity through asset sales, new secured financings and new joint venture transactions, the new equity allows WRI to reduce its outstanding indebtedness earlier than anticipated and ensures the continued success of our operations”, stated Steve Richter, Executive Vice President and Chief Financial Officer.

Due to this common share offering, management withdrew the ATM Equity Offering Agreement that was entered into earlier this year.  No shares were issued under this program.

Subsequent to the end of the first quarter, the Company purchased $57.0 million in face amount of our 3.95% Convertible Debentures for $47.1 million, excluding any accrued interest.

Outlook

“We remain cautiously optimistic that economic conditions will improve and the leasing demand we experienced during the first quarter will continue throughout the remainder of 2009” said Drew Alexander. “Our management team is focused on the key elements of maximizing liquidity and maintaining our great portfolio of properties, which will ensure our continued success through this economic downturn.  Moreover, our solid first quarter results demonstrate our ability to operate effectively in all economic climates”.

“Market conditions continue to be volatile, but we still expect to generate FFO per share in the range of $1.88 to $2.12 for 2009, taking into account the dilutive effect from the common share offering. This guidance assumes the investment of the excess cash proceeds from our various liquidity efforts in short-term investments.  We are well positioned for the future and I am confident we can create long-term value for our investors.”

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on April 28, 2009 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 800-642-1687, identification number 90620328 until 11:59 PM Central Time on April 29, 2009.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At March 31, 2009, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 382 developed income-producing properties and 25 properties under various stages of construction and development. The total number of properties includes 323 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 81 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.   At March 31, 2009, the company’s portfolio of properties was approximately 72.5 million square feet.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND FUNDS FROM OPERATIONS	(Unaudited)
Rentals, Net	$145,192	$148,785
Other Income	4,069	2,717
Total Revenues	149,261	151,502
Depreciation and Amortization	38,848	42,497
Operating Expense	24,084	26,184
Ad Valorem Taxes, net	18,459	17,777
General and Administrative Expense	6,000	6,854
Total Expenses	87,391	93,312
Operating Income	61,870	58,190
Interest Expense, net	(39,557)	(37,538)
Interest and Other Income, net	1,264	1,049
Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	3,662	5,247
Gain on Land and Merchant Development Sales	14,122	519
Provision for Income Taxes	(4,964)	(747)
Income from Continuing Operations	36,397	26,720
Operating Income from Discontinued Operations	180	2,060
Gain on Sale of Property from Discontinued Operations	739	8,370
Income from Discontinued Operations	919	10,430
Gain on Sale of Property	6,494	12
Net Income	43,810	37,162
Less: Net Income Attributable to Noncontrolling Interests	(1,795)	(1,826)
Net Income Adjusted for Noncontrolling Interests	42,015	35,336
Less: Preferred Share Dividends	(8,869)	(8,618)
Net Income Available to Common Shareholders--Basic	$33,146	$26,718
Net Income Per Common Share--Basic	$0.38	$0.32
Net Income Available to Common Shareholders--Diluted	$33,146	$26,718
Net Income Per Common Share--Diluted	$0.38	$0.32

Funds from Operations:
Net Income Available to Common Shareholders	$33,146	$26,718
Depreciation and Amortization	37,163	42,302
Depreciation and Amortization of Unconsolidated Joint Ventures	4,140	2,540
Gain on Sale of Property	(7,229)	(7,736)
Gain on Sale of Property of Unconsolidated Joint Ventures	(4)	(14)
Funds from Operations--Basic	$67,216	$63,810
Funds from Operations Per Common Share--Basic	$0.77	$0.76
Funds from Operations--Diluted	$67,216	$63,810
Funds from Operations Per Common Share--Diluted	$0.77	$0.76
Weighted Average Shares Outstanding--Basic	86,979	83,679
Weighted Average Shares Outstanding--Diluted	87,331	84,167

	March 31,	December 31,
	2009	2008
CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,915,778	$4,915,472
Accumulated Depreciation	(832,698)	(812,323)
Property Held for Sale, net	7,173
Investment in Real Estate Joint Ventures and Partnerships, net	358,353	357,634
Notes Receivable from Real Estate Joint Ventures and Partnerships	249,553	232,544
Unamortized Debt and Lease Costs, net	116,138	119,464
Accrued Rent and Accounts Receivable, net	79,841	103,873
Cash and Cash Equivalents	118,260	58,946
Restricted Deposits and Mortgage Escrows	13,346	33,252
Other, net	86,780	105,350
Total Assets	$5,112,524	$5,114,212

Debt, net	$3,169,700	$3,148,636
Accounts Payable and Accrued Expenses	145,846	179,432
Other, net	90,257	90,461
Total Liabilities	3,405,803	3,418,529

Commitments and Contingencies	41,000	41,000

Preferred Shares of Beneficial Interest	8	8
Common Shares of Beneficial Interest	2,634	2,625
Accumulated Additional Paid-In Capital	1,518,910	1,514,940
Net Income Less Than Accumulated Dividends	(49,987)	(37,245)
Accumulated Other Comprehensive Loss	(29,057)	(29,676)
Shareholders' Equity	1,442,508	1,450,652
Noncontrolling Interest	223,213	204,031
Total Liabilities, Shareholders' Equity and Noncontrolling Interest	$5,112,524	$5,114,212